Exhibit 25



THIS AGREEMENT is made on 12th June 2003

BETWEEN

(1) PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED, a company incorporated under the laws of Singapore and whose registered office is at 6 Battery Road, #38-02, Singapore 049909, Singapore (the PCRD);

(2) AIG ASIAN INFRASTRUCTURE FUND II LP, AMERICAN INTERNATIONAL ASSURANCE COMPANY (BERMUDA) LIMITED and AIG ASIAN OPPORTUNITY FUND L.P. each of 31/F., NatWest Tower, Times Square, Matheson Street, Causeway Bay, Hong Kong (each a Bondholder and together the Bondholders).

WHEREAS

(A) By a resolution of its directors passed on 11 October 2001, PCRD has created US$250,000,000 secured redeemable exchangeable bonds (the Bonds) which are constituted under a deed poll dated 7 December 2001 made by PCRD (the Deed
Poll). The Bonds are exchangeable into ordinary shares of HK$0.25 each of PCCW Limited (PCCW).

(B) The Bondholders have subscribed for the Bonds in accordance with the terms and conditions of a subscription agreement dated 11 October 2001 (the Subscription Agreement).

(C) To secure PCRD's obligations under the Bonds, PCRD entered into a Share Charge Agreement dated 7 December 2001 (the Share Charge Agreement) to create security over the Security Shares (as defined therein) in favour of the Security Trustee for and on behalf of the Bondholders.

(D) Each of the Deed Poll, the Subscription Agreement and the Share Charge Agreement are to be amended in the manner set out in the Supplemental Agreements.

(E) The Bondholders are entering into each of the Supplemental Agreements and/or have consented to the terms and conditions set out therein in reliance upon the representations and warranties set out in this Agreement.

IT IS AGREED as follows:

1.   INTERPRETATION AND DEFINITIONS

1.1  For all purposes of this Agreement (including the recitals):

(a) capitalised terms used and not otherwise defined herein shall have the meanings as defined in the Deed Poll, as such defined terms may be amended, modified or supplemented from time to time, in accordance with the terms thereof; and

(b) the principles of construction and rules of interpretation set forth in clause 1 of the Deed Poll shall apply.

1.2 In this Agreement the following expressions shall have the following meanings:

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Completion Date means the date and time on such date at which the Supplemental
Agreements become effective;

Disclosure Letter means the letter of even date herewith from PCRD to the Bondholders disclosing or referring to matters to which the representations and warranties set out in Clause 2 of this Agreement are subject;

Intellectual Property means patents, trade marks, services marks, logos, get-up trade names, internet domain names, rights in design, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights and rights in know-how, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect anywhere in the world;

PCRD Consolidated Group means PCRD and its consolidated subsidiaries (including PCCW up to and including 31 December 2002, but excluding PCCW thereafter) taken as a whole;

Singapore Stock Exchange means the Singapore Stock Exchange Securities Trading Limited;

Supplemental Agreements means this Agreement, the Supplemental Deed Poll made by PCRD relating to US$250,000,000 secured redeemable exchangeable bonds due 2006 and countersigned by the Security Trustee for itself and on behalf of the Bondholders and the Share Charge Amendment Agreement made between PCRD and the Security Trustee (the Share Charge Amendment Agreement) each dated on the date of this Agreement.

2.   REPRESENTATIONS AND WARRANTIES

2.1 In consideration of the payment by each of the Bondholders of the sum of HK$10 to PCRD (receipt of which is hereby acknowledged) and for other good and valuable consideration, PCRD represents to and with the Bondholders and each of them that as at the date hereof and as of the Completion Date and subject to the matters disclosed or referred to in the Disclosure
     Letter:

     (a) it is duly incorporated and validly existing under the laws of Singapore and PCCW is duly incorporated and validly existing under the laws of Hong Kong and each of them has full power and authority to own its respective properties and conduct its respective businesses and each of them is lawfully qualified to do business in those jurisdictions in which business is conducted by it and each is in compliance with all supervising and other laws and regulations to which each is subject;

     (b) the Supplemental Agreements have been duly authorised, executed and delivered by PCRD and constitute, valid, legally binding and enforceable obligations of PCRD;

     (c) it has good and marketable title to, and is the legal and beneficial owner of, sufficient Shares for which the Bonds are exchangeable and such Shares are free and clear of any security interest, lien, encumbrance or other interest or restriction (other than as contemplated in the terms and conditions of the Bonds and in the Share Charge Agreement as amended by the Supplemental Agreements);

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     (d)  such Shares (or other property contained in the Exchange Property (as defined in the terms and conditions of the Bonds)) will be available to the holders of the Bonds for exchange;

     (e) the Bonds constitute direct, general, unconditional and unsubordinated obligations of PCRD and rank pari passu without preference amongst themselves and in priority to the unsecured obligations of PCRD , save for such obligations as may be preferred by law;

     (f) save for the approval of PCRD shareholders by way of ordinary resolution and the obtaining of all requisite approvals or waivers from the Singapore Stock Exchange no action or thing is required to be taken, fulfilled or done (including, without limitation, the obtaining of any consent, clearance, permit or licence of any court or governmental, regulatory agency or body, any taxation authority or the making of any filing or registration) for the carrying out of the transactions contemplated by the Supplemental Agreements, save for the registration of the Share Charge Amendment Agreement with the Singapore Registry of Companies and Businesses;

     (g) the execution and delivery of the Supplemental Agreements and the compliance with their terms do not and will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the documents constituting PCRD, or any indenture, trust deed, mortgage or other agreement or instrument to which PCRD or any of its subsidiaries is a party or by which it or any of its properties is bound, (ii) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over PCRD, any such subsidiary or any of its properties;

     (h) there are no pending actions, suits or proceedings against or affecting PCRD or any member of the PCRD Consolidated Group or any of its properties including, without limitation, Intellectual Property, which if determined adversely to PCRD or any such subsidiary, could individually or in the aggregate have a material adverse effect on the financial condition, prospects, results of operations or general affairs of PCRD or the PCRD Consolidated Group or would materially and adversely affect the ability of PCRD to perform its obligations under the Supplemental Agreements or the Bonds and, to the best of PCRD's knowledge, no such actions, suits or proceedings are threatened or contemplated, and since 1 January 2003 the board of directors of PCRD has not been informed of any such pending actions, suits or proceedings against or affecting PCCW;

     (i) no stamp or other duty is assessable or payable in, and no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within, Singapore or Hong Kong or by any sub-division of or authority therein or thereof having power to tax in any of such jurisdictions stated in this paragraph (i), in connection with the authorisation, execution or delivery of the Supplemental Agreements or with the performance of PCRD's obligations under the Supplemental Agreements save for the stamping of the Supplemental Deed Poll in Singapore;

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     (j)  save for any default arising directly as a result of PCCW ceasing to be consolidated in the financial statements of PCRD or ceasing to be controlled by PCRD under the terms of the US$100,000,000 secured redeemable exchangeable bonds due 2006 to 2007 issued by PCRD to Intel Capital Corporation, it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets or revenues, which breach or default is likely to be material in the context of the Bonds; and

     (k) save for Events of Default the subject of a waiver letter of even date herewith from PCRD to the Bondholders and countersigned by the Bondholders and the Security Trustee, no event has occurred or circumstance arisen which would (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitutes an event described under Events of Default in the Deed Poll as amended by the Supplemental Agreements; and

     (l)  neither PCRD nor PCCW (in the case of PCCW only, up to 31 December
          2002) is in material breach of any rules, regulations or requirements of the Stock Exchange or the Singapore Stock Exchange or of its listing agreement made with the respective stock exchanges (and, without limiting the foregoing, all announcements required to be made by PCRD and PCCW under or in accordance with any such rules, regulations or requirements, or pursuant to such listing agreement, have been duly made) and each of PCRD and PCCW (in the case of PCCW only, up to 31 December 2002) has complied in all material respects with all applicable laws and regulatory requirements which are likely to be material in the context of the Bonds (including rules governing disclosure and restrictions on dealings), and since 1 January 2003 the board of directors of PCRD has not been informed of any such breach or failure to comply on the part of PCCW.

     2.2 The representations and warranties contained in Clause 2.1 shall be deemed to be repeated on the Completion Date and shall continue in full force and effect notwithstanding the actual or constructive knowledge of the Bondholders with respect to any of the matters referred to in this Clause 2.

     3.   CONDITION

     3.1  This Agreement is conditional upon

     (a) the shareholders of PCRD passing at a duly convened extraordinary general meeting of PCRD a resolution to approve the entry into by PCRD of the Supplemental Agreements; and

     (b) the Issuer obtaining all requisite approvals or waivers from the Singapore Stock Exchange (if any).

     3.2 If the conditions referred to in Clause 3.1 are not satisfied on or before 30 September 2003, or such other date as the parties may agree, this Agreement shall immediately cease and terminate and no party shall be under any liability to any other in respect of this Agreement (save for antecedent breaches of this Agreement).

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     4.   FURTHER ASSURANCE

     PCRD will take such other actions or execute such other documents (in each case, at PCRD's cost) as the Bondholders may reasonably require for giving effect to, and protecting the rights of the Bondholders under this Agreement including making any filings required in any jurisdiction.

     5.   COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     6.   NOTICES

     6.1 Any notice or demand under this Agreement to or upon PCRD shall be in writing and shall be deemed to have been properly served upon PCRD if delivered personally or if sent by facsimile, cable or prepaid first-class letter post to its registered office for the time being or to any one of its principal places of business for the time being.

     6.2  Any such notice or demand:

     (a) which is sent by facsimile or cable, shall be deemed to have been properly served upon PCRD two hours after the time of despatch; or

     (b) which is sent by first-class prepaid letter post and is posted before the last collection of letters from the letter box in which it was posted has been made on any day, shall be deemed to have been properly served upon PCRD at 10.00 a.m. on the next succeeding day upon which a delivery of letters is made.

     6.3 All notices or communications under or in connection with this Agreement shall be in the English language.

     7.   NATURE OF RIGHTS

     7.1 The rights of the Bondholders are cumulative, may be exercised as often as the Bondholders acting severally or jointly consider appropriate and are in addition to all rights under the general law.

     7.2 The rights of the Bondholders (whether arising under this Agreement or under the general law) shall not be capable of being waived or varied otherwise than by express waiver or variation in writing; and, in particular:

     (a)  no failure to exercise or delay in exercising any such rights;

     (b)  no defective or partial exercise of such rights; and

     (c) no other act or course of conduct or negotiation on the part of, or on behalf of the Bondholders;

     shall operate as a waiver, suspension or variation of any right hereunder or preclude any other or further exercise of that or any other such right by the Bondholders.

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     8.   VALIDITY

     If any provision of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired but shall remain in full force and effect.

     9.   AMENDMENTS

     No amendment of, or modification to, this Agreement shall be effective or binding upon the parties unless it shall be in writing, signed by PCRD and each of the Bondholders and made with reference to this Agreement.

     10.  GOVERNING LAW AND JURISDICTION

     10.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

     10.2 The courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (Proceedings) may be brought in such courts. PCRD irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each of the Bondholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

     10.3 PCRD irrevocably appoints PCCW Services Limited of 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay Hong Kong as its authorised agent for service of process in Hong Kong. If for any reason such agent shall cease to be such agent for service of process, PCRD shall forthwith appoint a new agent for service of process in Hong Kong and deliver to each of the Bondholders a copy of the new agent's acceptance of that appointment within 30 days. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS whereof this Agreement has been entered into on the day and year first above written.

PACIFIC CENTURY REGIONAL    )
DEVELOPMENTS LIMITED        )
in the presence of:         )





AIG ASIAN INFRASTRUCTURE    )
FUND II LP                  )
in the presence of:         )

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AMERICAN INTERNATIONAL      )
ASSURANCE COMPANY (BERMUDA) )
LIMITED                     )
in the presence of:         )





ASIAN OPPORTUNITY FUND, L.P.)
in the presence of:         )

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                                                                 EXECUTION COPY

                                 12th June 2003



        (1)       PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED

        (2)       AIG ASIAN INFRASTRUCTURE FUND II LP

        (3)       AMERICAN INTERNATIONAL ASSURANCE COMPANY (BERMUDA) LIMITED

        (4)       AIG ASIAN OPPORTUNITY FUND, L.P.



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